Exhibit (a)(1)


                              CERTIFICATE OF TRUST

                                       OF

                                    BOB TRUST

      This Certificate of Trust is being executed as of the 21st day of April 2003 for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C.ss.3801 et seq.) (the "Delaware Act").

      The undersigned hereby certify as follows:

      FIRST: The name of the statutory trust formed hereby is BOB Trust (the "Trust").

      SECOND: The business address of the registered office of the Trust in the State of Delaware and of the registered agent of the Trust for service of process is:

                        Corporation Service Company
                        2711 Centerville Road, Suite 400
                        Wilmington, Delaware 19808

      THIRD: This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of the State of Delaware.

      FOURTH: The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C.ss.ss.80a-1 et seq.), prior to or within 180 days following the first issuance of beneficial interests.

      FIFTH: The "governing instrument" of the Trust, within the meaning of the Delaware Act (the "Agreement and Declaration of Trust"), provides for the issuance of one or more series of shares of beneficial interest in the Trust. The Trust shall maintain separate and distinct records for each series and shall hold and account for the assets belonging thereto separately from the other Trust property and the assets belonging to any other series. As provided in the Agreement and Declaration of Trust, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

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IN WITNESS WHEREOF, the undersigned,  being the initial trustees,  have executed this  Certificate  of Trust  this 21st day of  April,  2003 in  accordance  with
Section 3811(a) of the Delaware Act.


                                         /s/ Mark S. Casady
                                         ---------------------------------------
                                         Mark S. Casady, as Trustee

                                         /s/ David K. Downes
                                         ---------------------------------------
                                         David K. Downes, as Trustee